UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: August 31, 2009 (Date of earliest event reported)

CINCINNATI FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	0-4604	31-0746871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6200 S. Gilmore Road, Fairfield, Ohio		45014-5141
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 870-2000

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On August 31, 2009, Cincinnati Financial Corporation renewed its unsecured line of credit with PNC Bank, N.A.  The new $75 million line of credit is a committed line of credit and may be used for general corporate purposes until expiration on August 29, 2010.  CFC Investment Company, a leasing and financing services subsidiary of Cincinnati Financial Corporation, also is a borrower under this line of credit.  The agreement provides for an unused commitment fee of 0.25 percent per annum and interest rate options of: 1) LIBOR plus 100 basis points, or 2) Base Rate defined as the highest of (a) Prime Rate, (b) the sum of the Federal Funds Open Rate plus 50 basis points and (c) the sum of Daily LIBOR Rate plus 100 basis points.  The expiring line of credit with PNC was extended by two days to expire on August 31, 2009, at which time CFC Investment Company repaid the outstanding amount of $49 million. On the same date, CFC Investment Company borrowed $49 million at an interest rate of LIBOR plus 37 basis points under the existing $150 million line of credit administered by The Huntington National Bank.  Cincinnati Financial Corporation also is a borrower under the Huntington line of credit.

Cincinnati Financial Corporation and CFC Investment Company also entered into a new interest rate swap contract with PNC Bank, N.A. effective August 31, 2009, for a three-year term expiring on August 31, 2012. The interest rate charged under the interest rate swap agreement is 2.245 percent per annum. The purpose of the agreement is to hedge against fluctuations of interest payments for certain variable-rate debt obligations ($49 million notional amount) that expire August 29, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI FINANCIAL CORPORATION

Date: August 31, 2009	/s/Steven J. Johnston
Steven J. Johnston, FCAS, MAAA, CFA
Chief Financial Officer, Senior Vice President, Secretary and Treasurer